PRESS RELEASE

Contacts:
Patrick L. Alexander
President and Chief Executive Officer
Mark A. Herpich
Chief Financial Officer
(785) 565-2000

FOR IMMEDIATE RELEASE
October 29, 2002

Landmark Bancorp, Inc. Announces Results For the Quarter and Nine Months Ended September 30, 2002, a Stock Repurchase Program and Declares Increased Cash Dividend

        (Manhattan, KS, October 29, 2002) Landmark Bancorp, Inc. (Nasdaq: LARK), a bank holding company based in Manhattan, Kansas, reported net earnings for the quarter ended September 30, 2002 of $1.2 million, an increase of 88%, compared to net earnings of $640,000 for the quarter ended September 30, 2001, according to Patrick L. Alexander, President and Chief Executive Officer. Diluted earnings per share for the quarter ended September 30, 2002 was $0.60 versus $0.51 for the quarter ended September 30, 2001. Net earnings for the nine months ended September 30, 2002 was $3.3 million, an increase of 65%, compared to net earnings of $2.0 million for the nine months ended September 30, 2001. Diluted earnings per share for the nine months ended September 30, 2002 was $1.63 versus $1.68 for the nine months ended September 30, 2001. The decrease in year to date earnings per share was primarily the result of the issuance of 817,806 shares to former MNB Bancshares, Inc. shareholders as a result of the October 9, 2001 merger. As previously reported, Landmark Bancorp completed the merger of Landmark Bancshares, Inc. with MNB Bancshares, Inc. on October 9, 2001. Accordingly, the results for the quarter and nine months ended September 30, 2002 include MNB's results while the comparable periods from the prior year do not.

        Landmark Bancorp's annualized return on average assets was 1.42% for the quarter ended September 30, 2002 and the return on average equity was 11.77%. The annualized return on average assets was 1.32% for the nine months ended September 30, 2002 and return on average equity was 11.10% for that same period. The company also announced its board of directors declared a cash dividend of 16 cents per share to shareholders of record as of October 30, 2002, payable November 12, 2002. This represents a 7% increase in the Company's cash dividend compared to the previous quarter's cash dividend. Landmark Bancorp also announced that the Company's board of directors approved a new stock repurchase program enabling the Company to repurchase up to 98,100 shares, or 5% of its outstanding stock. The board of directors approved the new program because it believes that the Company's stock continues to be an excellent value. The Company currently has approximately 2 million common shares outstanding.

        Third quarter net income of $1.2 million was an increase of $25 thousand, or 2%, compared to the immediate prior quarter ended June 30, 2002. Net interest income increased $71 thousand compared to the second quarter of 2002, an increase of 2%. This increase was due primarily to downward repricing of liabilities at a faster rate than asset repricing. Total non-interest income increased approximately $56 thousand, or 6%. The majority of this increase was due to a $110 thousand increase in fees and service charges, which was partially offset by a $66 thousand decline in gain on sale of investments, compared to the prior quarter. Total non-interest expense remained relatively constant at $2.3 million.

        Alexander commented, "We have been very pleased about the progress we have made over the past year in assimilating the two companies operationally and from a performance perspective. The consolidation of the data processing systems, which occurred in June 2002, has allowed us to complete the remainder of the previously identified cost savings during the third quarter of 2002. The consolidated data processing system also allows us to expand and enhance our products and services to all of our customers, which should further increase revenue with minimal incremental expense."

        Alexander further remarked, "The current low interest rate environment has significantly increased the number of residential mortgage loans which have been refinanced. While this has increased non-interest income resulting from the sale of these loans to the secondary market, the residential mortgage loan portfolio has decreased as refinanced fixed rate loans have been sold to the secondary market. Our lending staff's efforts remain focused on growing our commercial and consumer loan portfolios. These efforts have been successful in utilizing a significant amount of the liquidity generated from the refinancing and paydowns in our residential mortgage portfolio. These efforts should further enhance our earnings capability and reduce our earnings exposure related to increasing interest rates as our fixed rate mortgage portfolio declines."

        Landmark Bancorp, Inc.'s total assets declined to $337 million at September 30, 2002 compared to $350 million at December 31, 2001. Loans receivable, net were $232 million at September 30, 2002 compared to $241 million at December 31, 2001. At September 30, 2002 and December 31, 2001, the allowance for loan losses was $2.6 million, or 1.1% of net loans. As of September 30, 2002, loans with a balance of $1.5 million were on non-accrual status, or 0.66% of total loans, compared to a balance of $1.0 million loans on non-accrual status, or 0.43% of total loans, as of December 31, 2001. 58% of the non-accrual balance of $1.5M on September 30, 2002 is comprised of residential home loans of which the company has historically incurred minimal losses based upon collateral values. The Company has not experienced significant asset quality deterioration relating to the commercial loans as a result of the current economic downturn. However, the Company has seen some deterioration in the consumer loan portfolio asset quality as a result of the current economic conditions. The Company has increased the monthly loan loss provision over the past quarter in response to these developments.

        Landmark Bancorp, Inc. is the holding company for Landmark National Bank. Landmark National Bank has branches in Manhattan (2), Auburn, Dodge City (2), Garden City, Great Bend, Hoisington, LaCrosse, Osage City, Topeka and Wamego, Kansas.

        Financial highlights for Landmark Bancorp, Inc. are attached. In conjunction with the October 9, 2001 merger, Landmark Bancorp, Inc. changed its fiscal year end from September 30 to December 31. Accordingly, the quarter ended December 31, 2001 was reported on Form 10-K as a transition period. Landmark Bancorp, Inc.'s initial twelve-month fiscal year end will conclude on December 31, 2002.

Special Note Concerning Forward-Looking Statements

        This press release contains, and future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company's management and on information currently available to management, are generally identifiable by the use of words such as "believe," "expect," "anticipate," "plan," "intend," "estimate," "may," "will," "would," "could," "should" or other similar expressions. Additionally, all statements in this press release, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

        A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements. These factors include, among others, the following: (i) the strength of the local and national economy; (ii) changes in state and federal laws, regulations and governmental policies concerning the Company's general business; (iii) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (iv) changes in interest rates and prepayment rates of the Company's assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) the economic impact of armed conflict or terrorist acts involving the United States; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected results of acquisitions; (x) unexpected outcomes of existing or new litigation involving the Company; and (xi) changes in accounting policies and practices. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning the Company and its business, including additional factors that could materially affect the Company's financial results, is included in the Company's filings with the Securities and Exchange Commission.

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited):

	At September 30, 2002	At December 31, 2001
ASSETS
Cash and cash equivalents	$7,070,351	$22,163,258
Investment securities	85,950,588	75,310,561
Loans receivable, net (1)	232,116,717	240,978,534
Buildings & equipment, net	3,869,020	3,521,469
Goodwill	2,108,801	2,108,801
Core deposit intangible	638,182	744,546
Other assets	4,769,038	4,872,389
TOTAL ASSETS	$336,522,697	$349,699,558
LIABILITIES
Deposits	$260,474,159	$273,246,285
Federal Home Loan Bank borrowings	27,349,061	28,697,063
Other liabilities	7,662,659	7,551,457
Total liabilities	295,485,879	309,494,805
Stockholders' equity	41,036,818	40,204,753
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$336,522,697	$349,699,558

(1)
Loans receivable are presented after adjustments for undisbursed loan funds, unearned fees and discounts and the allowance for loan losses. The allowance for loan losses was $2,552,222 and $2,640,288 at September 30, 2002 and December 31, 2001, respectively.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (unaudited):

	Nine months ended September 30,		Three months ended September 30,
	2002	2001	2002	2001
Interest income	$14,911,479	$11,953,547	$4,913,082	$3,592,824
Interest expense	5,527,638	7,031,091	1,668,299	2,033,398

Net interest income	9,383,841	4,922,456	3,244,783	1,559,426
Provision for loan losses	116,500	75,000	50,000	15,000

Net interest income after provision for loan losses	9,267,341	4,847,456	3,194,783	1,544,426
Non-interest income (2) (3)	2,509,252	1,808,945	917,103	852,846
Non-interest expense	6,710,180	3,261,877	2,286,558	1,197,365
Income tax expense	1,724,071	1,370,250	620,828	559,600

Net earnings	$3,342,342	$2,024,274	$1,204,500	$640,307

Net earnings per share (4)
Basic	$1.68	$1.82	$0.62	$0.57
Diluted	1.63	1.68	0.60	0.51
Book value per share (4)	$20.93	$22.55	$20.93	$22.55
Shares outstanding at end of period	1,960,301	1,157,586	1,960,301	1,157,586
Weighted average diluted common and common equivalent shares outstanding	2,046,743	1,202,861	1,993,295	1,259,261
(2)
Total non-interest income includes gains on sale of loans of $748,725 for the nine months ended September 30, 2002 compared to $444,740 for the nine months ended September 30, 2001. Total non-interest income includes gains on sale of loans of $263,242 for the three months ended September 30, 2002 compared to $187,579 for the three months ended September 30, 2001. This improvement in gains on sale of loans resulted from the increased level of loan originations due to the decrease in home mortgage interest rates during 2002.

(3)
Total non-interest income includes gains on sale of investments of $94,918 for the nine months ended September 30, 2002 compared to $930,993 for the nine months ended September 30, 2001. Total non-interest income includes gains on sale of investments of $1,500 for the three months ended September 30, 2002 compared to $500,540 for the three months ended September 30, 2001. This decline in gains on sale of investment resulted a reduced number of investment sales based on the Company's evaluation of the investment portfolio.

(4)
Net earnings per share and book value per share at or for the period ended September 30, 2001 have been adjusted to give effect to the 5% stock dividend paid during December 2001.

	Nine months ended September 30,		Three months ended September 30,
	2002	2001	2002	2001
OTHER DATA (unaudited):
Return on average assets (5)	1.32%	1.26%	1.42%	1.25%
Return on average equity (5)	11.10%	10.84%	11.77%	9.87%
Equity to total assets	12.19%	13.03%	12.19%	13.03%
(5)
Information for the three and nine months ended is annualized.